Exhibit 5.1

[Dow Lohnes PLLC Letterhead]

May 23, 2006

SunCom Wireless, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312

Ladies and Gentlemen:

We are acting as special counsel to SunCom Wireless, Inc., a Delaware corporation formerly known as Triton PCS, Inc. (the “Issuer”), in connection with its Post-Effective Amendment No. 4 on Form S-1 (the “Post-Effective Amendment”) to its registration statements on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) for the purpose of updating the prospectus relating to the Issuer’s outstanding 9 3/8% Senior Subordinated Notes due 2011 (the “9 3/8% Notes”), 8 3/4% Senior Subordinated Notes due 2011 (the “8 3/4% Notes”) and 8 1/2% Senior Notes due 2013 (the “8 1/2% Notes,” and collectively with the 9 3/8% Notes and the 8 3/4% Notes, the “Notes”) and the related guarantees (the “Guarantees”) of each series of the Notes issued by all of the Issuer’s domestic subsidiaries other than Triton PCS Property Company L.L.C. and Triton PCS License Company L.L.C. (the “Guarantors”).

With respect to the 9 3/8% Notes and the related Guarantees, we have examined originals or copies of (i) the Indenture, dated as of January 19, 2001 (the “9 3/8% Notes Indenture”), (ii) the 9 3/8% Notes and the related Guarantees, (iii) the global security, dated as of June 15, 2001, representing the 9 3/8% Notes and related Guarantees (the “9 3/8% Notes Global Security”), (iv) the Post-Effective Amendment, and (v) the resolutions of the Issuer and of the Guarantors relating to the 9 3/8% Notes and the related Guarantees.

With respect to the 8 3/4% Notes and the related Guarantees, we have examined originals or copies of (i) the Indenture dated as of November 14, 2001 (the “8 3/4% Notes Indenture”), (ii) the 8 3/4% Notes and the related Guarantees, (iii) the global security, dated as of February 14, 2002, representing the 8 3/4% Notes and related Guarantees (the “8 3/4% Notes Global Security”), (iv) the Post-Effective Amendment, and (v) the resolutions of the Issuer and of the Guarantors relating to the 8 3/4% Notes and the related Guarantees.

With respect to the 8 1/2% Notes and the related Guarantees, we have examined originals or copies of (i) the Indenture dated as of June 13, 2003 (the “8 1/2% Notes Indenture” and together with the 9 3/8% Notes Indenture and the 8 3/4% Notes Indenture, the “Indentures”), (ii) the 8 1/2% Notes and the related Guarantees, (iii) the global security, dated as of July 18, 2003, representing the 8 1/2% Notes and related Guarantees (the “8 1/2% Notes Global Security” and collectively with the 9 3/8% Notes Global Security and the 8 3/4% Notes Global Security, the “Global Securities”), (iv) the Post-Effective Amendment, and (v) the resolutions of the Issuer and of the Guarantors relating to the 8 1/2% Notes and the related Guarantees.

We have not reviewed any documents other than the documents listed above for purposes of rendering our opinions as expressed herein, and we assume that there exists no provision of any other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the due, valid and binding execution and delivery of all documents by parties other than the Issuer. As to any facts relevant to the opinions expressed herein, we have relied upon statements and representations of officers and other representatives of the Issuer and others (all of which we assume to be true, complete and accurate in all respects).

As to matters of law set forth below, our opinion is limited to matters of law under the laws of the District of Columbia and the Delaware General Corporation Law (the “Applicable Law”); provided, however, that the term Applicable Law includes only those laws and regulations that a lawyer exercising customary professional diligence would reasonably recognize as being directly applicable to the Indentures, the Notes, the Guarantees and the Global Securities and does not include laws of the type described in Section 19 of the Legal Opinion Accord of the American Bar Association Section of Business Law (1991). We advise you that we are not admitted to practice law in the State of New York, and we do not purport to be experts in the laws of the State of New York. Our opinions are given as if the Indentures, the Notes, the Guarantees and the Global Securities were governed by the laws of the District of Columbia. You recognize that the express terms of the Indentures, the Notes, the Guarantees and the Global Securities provide that the Indentures, the Notes, the Guarantees and the Global Securities are to be governed by the law of the State of New York, which may be different from the law of the District of Columbia in certain relevant respects. We express no opinion as to conflicts of law rules or the laws of any other states or jurisdictions other than as expressly identified above.

Based upon the foregoing and subject to the other qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.	The 9 3/8% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the Issuer and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

2.	The Guarantees of the 9 3/8% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the respective Guarantors and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

3.	The 8 3/4% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the Issuer and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

4.	The Guarantees of the 8 3/4% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the respective Guarantors and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

5.	The 8 1/2% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the Issuer and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms.

6.	The Guarantees of the 8 1/2% Notes have been duly authorized and, assuming the execution and delivery by the proper officers of the respective Guarantors and the due authentication by the Trustee, constitute the legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

The opinions set forth above are subject to the following additional exceptions, limitations and qualifications:

(i) The enforceability of agreements, documents and instruments is subject to (a) bankruptcy, insolvency, reorganization, moratorium (whether general or specific), fraudulent conveyance or transfer and other laws relating to or affecting the enforcement of creditors’ rights generally and (b) the application of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought, regardless of whether enforcement is sought in a proceeding in equity or at law.

(ii) No opinion is expressed concerning the enforceability of (a) waivers of notice or of any other constitutional, statutory or common law rights, including, without limitation, waiver of stay, extension or usury laws, (b) indemnification provisions to the extent such provisions are deemed to violate public policy or federal or state securities laws and (c) submissions to the personal jurisdiction of any particular court.

(iii) We express no opinion as to any state or local statutes, laws, rules or regulations relating to the regulation of telecommunications.

(iv) We express no opinion as to the effect of any provisions of the law restricting dividends or other distributions by a corporation or other entity or for the benefit of its stockholders or other equity holders.

(v) We assume value has been given to each of the Guarantors.

To the extent that the obligations of the Issuer and the Guarantors under the Indentures, the Notes, the Guarantees and the Global Securities, as applicable, may be dependent upon such matters, we have assumed for purposes of this opinion letter that (i) the Trustee (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; (b) has the requisite organizational and legal power and authority to perform its obligations under the Indentures; (c) is duly qualified to engage in the activities contemplated by the Indentures; and (d) has duly authorized, executed and delivered the Indentures; (ii) each of the Indentures is the legally valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms; and (iii) the Trustee is in compliance, generally and with respect to acting as Trustee under the Indentures, with all applicable laws and regulations.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Post-Effective Amendment and to the reference to this firm under the caption “Legal Matters” contained in the prospectus filed as a part thereof. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes which may thereafter be brought to our attention. Our opinions are based upon statutory laws and judicial decisions in effect at the date hereof, and we do not opine with respect to any law, regulation, rule or governmental policy which may be enacted or adopted after the date hereof, nor assume any responsibility to advise you of future changes in our opinion letter.

Very truly yours,

DOW LOHNES PLLC

By:	/s/ THOMAS D. TWEDT
Thomas D. Twedt, Member